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                                                                    Exhibit 23.6





                            SECURITIES DATA COMPANY




We hereby consent to the use of the information we provided for use in Amendment No. 1 to the Registration Statement (No. 333-75213) relating to the offering of Debt Securities by The Goldman Sachs Group, Inc. and to the references to our name in Amendment No. 1 to the Registration Statement, including under the caption "Experts".




Securities Data Company,
A division of Thomson Information Services



/s/ Kenneth J. Seng
--------------------
Kenneth J. Seng
Director, Account Management
& Client Training



April 13, 1999